Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated July 20, 2007
Foreign Exchange Strategies
Turkish Lira Bullnote
Amended Final Indicative Terms     20-Jul-07

Summary

*100% Upside Participation, 98% Principal Protected 1 Year Note, Indexed to the TRYUSD and TRYEUR
*Principal Increases as the TRY strengthens versus an equally weighted Basket of USD & EUR

MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)

Type:	US MTN

Issuer rating:	Aaa+/AA+

Trade Date:	13-Jul-07

Increase Trade Date:	20-Jul-07

Settlement Date:	27-Jul-07

Maturity Date:	27-Jul-08

Total USD Notional Amount:	$18,691,000.00

Original USD Notional Amount:	$13,482,000.00

Increase USD Notional Amount:	$5,209,000.00

Minimum Piece/Increment:	USD 1,000

Original Issue Price:	100.00%

Increase Issue Price:	100.40%

The Aggregate Notional Amount of these Notes may be increased and if so the increased addition Notes may be sold at a different price to public.

Original Underwriting Fees:	0.25% or $33,705.00

Increase Underwriting Fee:	0.25% or $13,022.50

Principal Redemption at Maturity:	98% + TRYUSDi x ((Index Initial — Index Final)/TRYUSDf), subject to a min of 98%

Index:	The basket index will be a long position in the Turkish Lira vs. the following currencies: 50.0%-USD 50.0%-EUR

Principal Protection:	98% Principal Protected (if held until maturity)
Absent a default by the issuer, this note is 98% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 98% of your principal.

Index Initial:	The Index level is derived from the basket forward rate and will be set to 100% on Trade Date.

Index Final:	The Index level as determined by Goldman Sachs by referencing the spot rates of the basket currencies on fixing date - 14th July 2008.

Index Final Formula:	0.5* [TRYEURf/TRYEURi] + 0.5* [TRYUSDf/TRYUSDi]

TRYUSDi = Initial forward fixing	1.4159 - Quoted as Turkish Lira per USD Forward Rate

TRYUSDf= Final spot fixing	TBD on Index Final date at 12pm London Time - Quoted as Turkish Lira per USD Spot Rate

TRYEURi = Initial forward fixing	1.9664 - Quoted as Turkish Lira per Euro Forward Rate

TRYEURf = Final spot fixing	TBD on Index Final date at 12pm London Time - Quoted as Turkish Lira per Euro Spot Rate

Documentation:	According to the Issuer’s US MTN Programme

Dealer:	Goldman Sachs & Co

Business Days:	London and New York

Business Day Convention:	Modified Following (Unadjusted)

Listing:	None

Calculation Agent:	Goldman Sachs International

CUSIP:	28264QHD9

Hypothetical Returns at Maturity (Assuming unchanged USD/EUR Rate)

	Ending Index	Principal Redemption at Maturity
	76.00%	128.89%
	78.00%	125.59%
	80.00%	122.45%
	82.00%	119.47%
	84.00%	116.63%
	86.00%	113.92%
	88.00%	111.34%

Current Spot Index Level	89.58%	109.93%

	90.00%	108.87%
	92.00%	106.51%
	94.00%	104.24%
	96.00%	102.08%
	98.00%	100.00%

Forward Index Strike	100.00%	98.00%

	102.00%	98.00%

Note: This Security is 98.0% Principal Protected (if held until maturity)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.